Exhibit 99.1

Media Contact:

Donald C. Cutler

Kekst and Company Incorporated for Annie’s

Tel: 415-852-3903

donald-ccutler@kekst.com

Annie’s Voluntarily Recalls Annie’s Homegrown Frozen Pizza Products

BERKELEY, Calif., January 22, 2013 – Annie’s Inc. (NYSE:BNNY) has initiated a voluntary recall of Annie’s Homegrown Frozen Pizza due to the possible presence of fragments of flexible metal mesh caused by a faulty screen at a third-party flour mill.

Affected products are distributed at grocery, mass and natural food stores throughout the United States. All varieties of Annie’s RISING CRUST FROZEN PIZZA with a best by date including and between 09Jan13 and 14Sep13 (January 9, 2013 and September 14, 2013) are affected. Recalled varieties are:

Organic Four Cheese Pizza, 23.5 oz UPC 013562 200016

Organic Pepperoni Pizza, 23.6 oz UPC 013562 200009

Organic Supreme Pizza, 25.4 oz UPC 013562 200023

Organic Spinach and Mushroom Pizza, 25.0 oz UPC 013562 200054

Four Cheese Pizza, 22.5 oz UPC 013562 200078

Pepperoni Pizza, 22.6 oz UPC 013562 200061

BBQ Recipe Chicken Pizza, 23.1 oz UPC 013562 200092

The company announced the recall after learning a fine metal mesh screen failed at a third-party flour mill and fragments of flexible metal mesh were found in the flour and pizza dough. All Annie’s manufacturers have comprehensive metal control programs that include magnets and metal detection devices. Pieces of the fine wire were too small to be detected and could have found their way into the finished product. While no metal has been found in Annie’s finished product, as a precaution, Annie’s initiated this voluntary recall. There have been no consumer complaints, illnesses or injuries reported to date.

Annie’s is committed to providing high-quality products, and the safety of our consumers is the company’s utmost priority. We are working with the FDA and the USDA and expect a quick resolution to this issue. Consumers who have purchased the product can return it to its place of purchase for a full refund. Consumers with questions may call Annie’s Homegrown Pizza Recall Hotline at 1-888-825-6720 or visit www.annies.com/pizzarecall for more information. The hotline will be staffed in person from 7am to 8pm PT, along with a 24-hour a-day recorded message.

About Annie’s

Annie’s (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without the artificial flavors and synthetic colors and preservatives regularly used in many conventional packaged foods. Today, Annie’s offers over 125 products that are present in over 25,000 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner. For more information, visit www.annies.com.